EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Pre-effective Amendment No. 1 to Form S-3 No. 333-124337) and related Prospectus of Regions Financial Corporation for the registration of $2 billion in debt or equity securities and to the incorporation by reference therein of our reports dated March 10, 2005, with respect to the consolidated financial statements of Regions Financial Corporation, Regions Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Regions Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama
May 16, 2005